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EXHIBIT 4.6

RESTATED ARTICLES OF INCORPORATION OF
ALLIANCE GAMING CORPORATION

        The undersigned, Morris Goldstein and David D Johnson, the president and secretary, respectively, of Alliance Gaming Corporation (the "Corporation"), do certify

        That the board of directors of the Corporation at a meeting duly convened, held on March 8, 1999, adopted a resolution to restate the articles of incorporation

        That the articles of incorporation of the Corporation are correctly restated in their entirety as amended to date as follows

ARTICLE I

        The name of this Corporation is Alliance Gaming Corporation

ARTICLE II

        The Corporation may engage in any lawful activity

ARTICLE III

        A     General    The total number of shares of capital stock which the Corporation shall have the authority to issue is 60,000,000 of which 50,000,000 shall be Common Stock having a par value of $.10 per share and of which 10,000,000 shall be Special Stock having a par value of $.10 per share. The authorized but unissued shares of Common Stock and Special Stock shall be available for issuance at any time and from time to time, in whole or in part, and upon such terms and conditions and for such consideration, not less than the par value thereof, as which may be provided by the Board of Directors of the Corporation.

        No shareholder of the Corporation shall, by reason of holding shares of any class, have preemptive or preferential rights to purchase or subscribe to shares of any class of capital stock of the Corporation, now or hereafter authorized, or shares thereof held in the treasury of the Corporation, or any notes, debentures, bonds or other securities convertible into, or carrying options or warrants to purchase, shares of any class of capital stock of the Corporation now or hereafter authorized, whether issued for cash or other consideration.

        B     Common Stock    The Common Stock shall be stock entitled to vote within the meaning of the laws of the State of Nevada and each holder of Common Stock shall, at every meeting of shareholders, or written consent in lieu of such meeting, be entitled to one vote, in person or by proxy, for each share of such stock held by such holder.

        C     Special Stock    The Special Stock shall be non-voting stock and no holder of Special Stock shall be entitled to vote at any meeting of shareholders or otherwise, except as otherwise may be specifically provided by law or in this Article III.

        The Special Stock may be issued from time to time in one or more series, each series having such designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions as shall be stated and expressed in the resolution providing for the issuance of Special Stock or any series thereof adopted by the Board of Directors. Such resolution is hereinafter referred to as the "Board Resolution."

        The Special Stock or any series thereof may be made subject to redemption at such times and at such prices as shall be stated and expressed in the Board Resolution.

        The holders of the Special Stock or of any series thereof shall be entitled to receive such dividends at such rates, on such conditions and at such times, payable in preference to, or in relation to, the dividends payable on any other class or classes of stock, and cumulative or non-cumulative, all as shall be stated and expressed in the Board Resolution.

        The holders of the Special Stock or any series thereof shall be entitled to such rights upon the dissolution, or upon any distribution of the assets, of the Corporation as shall be stated and expressed in the Board Resolution.

        The Special Stock or any series thereof may be made convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of capital stock of the Corporation at such prices or at such rates of exchange and with such adjustments as shall be stated and expressed in the Board Resolution.

        If the Board of Directors shall determine, and so state in the Board Resolution, that it is necessary or desirable that the holders of the Special Stock or any series thereof have voting power (i) in order to comply with the rules of any self-regulatory organization, as such term is defined in the Securities Exchange Act of 1934, so that the Special Stock can be listed or traded on any national securities exchange or other public securities trading market, or (ii) in order to comply with any federal or state securities law or to qualify for an exemption from the registration or qualification provisions thereof, then in any such event, the Special Stock or any series thereof shall have such voting power as shall be stated and expressed in the Board Resolution, in addition to any voting power otherwise required by law.

ARTICLE IV

        After the subscription price or par value has been paid in, the capital stock shall be non-assessable, and shall not be subject to assessment to pay the debts of the corporation.

ARTICLE V

        Members of the governing board shall be styled Directors, and the number of Directors shall not be less than three. The number of Directors may from time to time be increased or decreased in such manner as shall be provided by the By-laws of the Corporation, but the number shall not be reduced to less than three. At all elections of Directors each stockholder shall be entitled to as many votes as he holds shares in this Corporation and such voting rights shall be non-cumulative.

ARTICLE VI

        This corporation shall have perpetual existence.

ARTICLE VII

        No director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the Nevada General Corporation Law as the same exists or may hereafter be amended. Any repeal or modification of the foregoing provision by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

        IN WITNESS WHEREOF, we have executed these Restated Articles of Incorporation this 8 day of March, 1999.

/s/ MORRIS GOLDSTEIN Morris Goldstein, President

/s/ DAVID D. JOHNSON David D. Johnson, Secretary

STATE OF NEVADA

COUNTY OF CLARK

        On March 8, 1999, personally appeared before me, a Notary Public, Morris Goldstein and David D. Johnson, who acknowledged that they executed the above instrument.

/s/ PAMELA BOUCHARD Notary Public

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  EXHIBIT 4.6
RESTATED ARTICLES OF INCORPORATION OF ALLIANCE GAMING CORPORATION